UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 3, 2011

K-V PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number 1-9601

Delaware	1-9601	43-0618919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Corporate Woods Drive Bridgeton, MO	63044
(Address of principal executive offices)	(Zip Code)

(314) 645-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K filed by K-V Pharmaceutical (the “Registrant”) on January 23, 2008, the Registrant entered into an Asset Purchase Agreement dated January 16, 2008 (the “Original Agreement”), with Cytyc Prenatal Products Corp. and Hologic, Inc. (Cytyc Prenatal Products Corp. and Hologic, Inc. are referred to in this report collectively as the “Seller”). As previously disclosed in the Current Report on Form 8-K filed by the Registrant on January 11, 2010, the Registrant entered into an amendment to the Original Agreement on January 8, 2010 (“Amendment No. 1”). On February 4, 2011, the Registrant entered into a second amendment (“Amendment No. 2”) to the Original Agreement.

Pursuant to the Original Agreement, as amended by Amendment No. 1, after the occurrence of certain conditions, including among other things the approval by the U.S. Food and Drug Administration (the “FDA”) of Makena™ (hydroxyprogesterone caproate injection) (“Makena™”) described in Item 8.01 below, the Seller would transfer the U.S. and worldwide rights to Makena™ to the Registrant and the Registrant would make additional payments to the Seller in the aggregate amount of $120 million, including a $25 million payment that would be made on the date the rights to Makena™ were transferred to the Registrant (the “Transfer Date”). Prior to the date of this Report, the Registrant has previously paid $79.5 million to the Seller, plus reimbursement of expenses, with respect to Makena™.

The amendments set forth in Amendment No. 2 reduced the payment to be made on the Transfer Date to $12.5 million and revised the schedule for making the remaining payments of $107.5 million.

Under the revised payment provisions set forth in Amendment No. 2, after the $12.5 million payment on the Transfer Date and a subsequent $12.5 million payment twelve months after the Transfer Date, the Registrant has the right to elect between the following two alternate payment schedules for the remaining payments:

Payment Schedule 1:

•

A $45 million payment 18 months after the Transfer Date, plus a royalty equal to 5% of net sales of Makena™ made during the period from 12 months after the Transfer Date to the date the payment is made;

•	A $20 million payment 21 months after the Transfer Date;

•	A $20 million payment 24 months after the Transfer Date;

•	A $10 million payment 27 months after the Transfer Date.

Payment Schedule 2:

•

A $7.3 million payment 18 months after the Transfer Date, plus a royalty equal to 5% of net sales of Makena™ made during the period from 12 months after the Transfer Date to 18 months after the Transfer Date;

•	A $7.3 million payment for each of the succeeding twelve months;

•	A royalty payable 24 months following the Transfer Date equal to 5% of net sales of Makena™ made during the period from 18 months after the Transfer Date to 24 months after the Transfer Date; and

•	A royalty payable 30 months following the Transfer Date equal to 5% of net sales of Makena™ made during the period from 24 months after the Transfer Date to 30 months after the Transfer Date;

Notwithstanding anything to the contrary in Amendment No. 2, however, the Registrant may make any of the foregoing payments on or before their due dates, and the date on which the Registrant makes the final payment contemplated by the selected payment schedule will be the final payment date, after which no royalties will accrue.

Moreover, if the Registrant elects Payment Schedule 1 and thereafter elects to pay the $45 million payment earlier than the 18-month deadline, the royalties beginning after 12 months will cease to accrue on the date of the early payment.

Lastly, if the Registrant elects Payment Schedule 1 and thereafter does not make any of the milestone payments when due, Amendment No. 2 provides that no payment default will be deemed to occur, provided the Registrant timely pays the required royalties accruing in the quarter during which the milestone payment has become due but is not paid.

The description of Amendment No. 2 set forth above is qualified in its entirety by reference to the actual terms of Amendment No. 2, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On February 4, 2011, the Registrant issued a press release announcing that it has been informed by Hologic, Inc. that the U.S. Food and Drug Administration (FDA) granted approval for Makena™ (hydroxyprogesterone caproate injection).

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are furnished as part of this report:

Exhibit Number	Description

10.1	Amendment No. 2 to Asset Purchase Agreement dated February 3, 2011, by and between Hologic, Inc. and K-V Pharmaceutical Company.

99.1	Press Release dated January 12, 2011, issued by K-V Pharmaceutical Company.

The Registrant will post this Form 8-K on its Internet website at www.kvpharmaceutical.com. References to the Registrant’s website address are included in this Form 8-K and the press release only as inactive textual references and the Registrant does not intend them to be active links to its website. Information contained on the Registrant’s website does not constitute part of this Form 8-K or the press release.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 8, 2011

K-V PHARMACEUTICAL COMPANY

By:	/s/ Gregory J. Divis, Jr.
Gregory J. Divis, Jr.
President and Chief Executive Officer